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                                                                   Exhibit 10.19

                                  CONFIDENTIAL

                              CONSULTING AGREEMENT

     This Agreement is made as of January 19, 2000 (the "Effective Date"), between ACLARA BioSciences, Inc. a Delaware corporation (the "Company") and Andre F. Marion (the "Consultant").

     The Company wishes to retain the Consultant in a consulting capacity and the Consultant desires to perform such consulting services. Accordingly, the parties agree as follows:

     1. Services. The field of interest for consulting hereunder is the development of business and technical strategies for broadly applying microfluidics technology to applications in chemical and biological analysis (the "Field of Interest") Consultant shall provide services relating to the Field of Interest at the written request of the Company from time to time as requested by the Company.

     2. Consideration. In consideration for the services provided by Consultant under the terms of this Agreement, Consultant shall be compensated as set forth below.

          2.1 Consultant shall be paid for services actually performed at the written request of the Company from time to time, at a rate of $200.00 per hour, or $1,750.00 per day.

          2.2 Reasonable expenses of the Consultant incurred at the request of the Company (including travel expenses incurred in connection with Company-related business) will be reimbursed promptly by the Company, subject to customary verification, in accordance with the Company's standard expense reimbursement and travel policy.

     3. Term. The term of this Agreement will begin on the Effective Date of this Agreement and will end on January 19, 2001 or upon earlier termination as provided below (the "Term"). This Agreement may be terminated at any time by either party upon thirty (30) days prior written notice.

     4.   Certain Other Contracts.

          4.1 The Consultant will not disclose to the Company any information that the Consultant is obligated to keep secret pursuant to an existing confidentiality agreement with a third party, and nothing in this Agreement will impose any obligation on the Consultant to the contrary.

          4.2 The consulting work performed hereunder will not be conducted on time that is required to be devoted to any other third party. The Consultant shall not use the funding, resources and facilities of any other third party to perform consulting work hereunder and shall not perform the consulting work hereunder in any manner that would give any third party rights to the product of such work.

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          4.3  The Consulting has disclosed and, during the Term, will disclose to the Chief Executive Officer of the Company any conflicts between this Agreement and any other agreements binding the Consultant.

     5. Exclusive Services During the Term. The Consultant agrees that during the Term of this Agreement he will not, exclusive of any research obligations to any third party, directly or indirectly (i) provide any services to any other business or commercial entity in the Field of Interest, (ii) participate in the formation of any business of commercial entity in the Field of Interest or (iii) solicit or hire away any employee or consultant of the Company.

     6. Direction of Projects and Inventions to the Company. Subject to the Consultant's obligations and confidentiality obligations to third parties, during the Term of this Agreement, the Consultant will use his best efforts to disclose to the Chief Executive Officer of the Company, on a confidential basis, technology and product opportunities which some to the attention of the Consultant in the Field of Interest, and any invention, improvement, discovery, process, formula or method or other intellectual property relating to or useful in, the Field of Interest (collectively "New Discoveries"), whether or not patentable or copyrightable, to the extent the New Discoveries do not arise from any research undertaken by the Consultant as an employee of any third party.

     7. Inventions Discovered by the Consultant While Performing Services Hereunder. The Consultant will promptly and fully disclose to the Chief Executive Officer of the Company any invention, improvement, discovery, process, formula, technique, method, trade secret, or other intellectual property, whether or not patentable, whether or not copyrightable (collectively, "Invention") made, conceived, developed, or first reduced to practice by the Consultant, either alone or jointly with others, while performing services hereunder. The Consultant hereby assigns to the Company all of his right, title and interest in and to any such Inventions. The Consultant will execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain, and enforce patents or copyrights in any and all countries on such Inventions. The Consultant hereby irrevocably designates the Secretary of the Company as his agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and copyrights, and to enforce the Company's rights under this paragraph. This Section 7 will survive the termination of this Agreement.

     8.   Confidentiality.

          8.1 The Consultant acknowledges that, during the course of performing his services hereunder, the Company will be disclosing information to the Consultant, and the Consultant will be developing information related to the Field of Interest, Inventions, projects, products, potential customers, personnel, business plans, and finances, as well as other commercially valuable information (collectively "Confidential Information"). The Consultant acknowledges that the Company's business is extremely competitive, dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to the Company.

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          8.2  The Consultant agrees that the Confidential Information will be used by the Consultant only in connection with consulting activities hereunder, and will not be used in any way that is detrimental to the Company.

          8.3 The Consultant agrees not to disclose, directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company. The Consultant will treat all such information as confidential and proprietary property of the Company.

          8.4 The term "Confidential Information" does not include information that (i) is or becomes generally available to the public other than by disclosure in violation of this Agreement, (ii) was within the relevant party's possession prior to being furnished to such party, (iii) becomes available to the relevant party on a nonconfidential basis, or (iv) was independently developed by the relevant party without reference to the information provided by the Company.

          8.5 The Consultant may disclose any Confidential Information that is required to be disclosed by law, governmental regulation or court order. If disclosure is required, the Consultant will give the Company advance notice so that the Company may seek a protective order or take other action reasonable in light of the circumstances.

          8.6 Upon termination of this Agreement, the Consultant will promptly return to the Company all materials containing Confidential Information as well as data, records, reports and other property, furnished by the Company to the Consultant or produced by the Consultant in connection with services rendered hereunder, together with all copies of any of the foregoing. Notwithstanding such return, the Consultant shall continue to be bound by the terms of the confidentiality provisions contained in this Section 8 for a period of three years after the termination of this Agreement.

     9.   Freedom to Publish.

          9.1 The Company acknowledges the Consultant's obligation to disseminate new knowledge and research findings. Notwithstanding the confidentiality provisions, or any other provision, of this Agreement, the Consultant may publish and make oral presentations of the results of the Consultant's work performed pursuant to this Agreement under the terms set forth in this Section 9.

          9.2 The Consultant acknowledges that publication or oral disclosure of any Invention or other work prior to filing for patent or copyright protection could result in the complete loss of any commercial value of the Consultant's research to the Company and/or the Consultant, as the case may be. The Consultant will provide the Company with sufficient disclosure regarding Inventions owned by the Company under Section 7 at least 90 days prior to submission for publication to allow the Company to evaluate such disclosure; Consultant will work with any third party (and the Company if appropriate) to file patent or copyright applications prior to publication or oral disclosure, or to modify such publication or oral disclosure if such disclosure regarding Inventions owned by the Company under Section 7 would materially affect the business of the Company.

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     10.  Use of Name. It is understood that the name of the Consultant and
Consultant's affiliation with any third party will appear in disclosure documents required by securities laws, and in other regulatory and administrative filings in the ordinary course of the Company's business. The above-described uses will be deemed to be noncommercial uses. The name of the Consultant or any third party will not be used for any commercial purpose without the Consultant's consent.

     11. No Conflict: Valid and Binding. The Consultant represents that neither the execution of this Agreement nor the performance of the Consultant's obligations under this Agreement (as modified to the extent required by Section
4) will result in a violation or breach of any other agreement by which the Consultant is bound. The Company represents that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of the Company, subject to no conflicting agreements.

     12. Notices. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given (i) upon receipt when delivered personally, (ii) one day after sending when sent by private express mail service (such as Federal Express), or (iii) 5 days after sending when sent by regular mail to the following address:

          In the case of the Company:

          ACLARA BioSciences, Inc.
          1288 Pear Avenue
          Mountain View, CA94043
          Attn: Chief Executive Officer

          In the case of the Consultant:

          Andre F. Marion
          556 Kingsley Avenue
          Palo Alto, California 94301
          (650) 328-4124

or to other such address as may have been designated by the Company or the Consultant by notice to the other given as provided herein.

     13. Independent Contractor: Withholding. The Consultant will at all times be an independent contractor, and as such will not have authority to bind the Company. Consultant will not act as an agent nor shall he be deemed to be an employee of the Company for the purposes of any employee benefit program, unemployment benefits, or otherwise. The Consultant recognizes that no amount will be withheld from his compensation for payment of any federal, state, or local taxes and that the Consultant has sole responsibility to pay such taxes, if any, and file such returns as shall be required by applicable laws and regulations. Consultant shall not enter into any agreements or incur any obligations on behalf of the Company.

     14. Assignment. Due to the personal nature of the services to be rendered by the Consultant, the Consultant may not assign this Agreement. The Company may assign all rights and liabilities under this Agreement to a subsidiary or an affiliate or to a successor to all or a

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substantial part of its business and assets without the consent of the
Consultant. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

     15. Severability. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

     16. Remedies. The Consultant acknowledges that the Company would have no adequate remedy at law to enforce Sections 5, 7 and 8 hereof. In the event of a violation by the Consultant of such Sections, the Company shall have the right to obtain injunctive or other similar relief, as well as any other relevant damages, without the requirement of posting bond or other similar measures.

     17. Governing Law; Entire Agreement; Amendment. This Agreement shall be governed by the laws of the State of California applicable to agreements made and to be performed within such State, represents the entire understanding of the parties, supersedes all prior agreements between the parties, and may only be amended in writing.

     IN WITNESS WHEREOF, this Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one instrument, effective as of the date first above written.

     THE COMPANY                          CONSULTANT:



     ------------------------------       -----------------------------
     By: Joseph Limber                    By:  Andre F. Marion
     Its:  Chief Executive Officer


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